Exhibit 10.2

November 17, 2008 Julie Pangelinan 994 Bright Lea Drive Vienna, VA 22181 Dear Julie:

Since you were hired in 2006, your work as Chief Accounting Officer, and during a portion of this period, as acting Chief Financial Officer, has been invaluable to the Company. As we are close to becoming current on our financial statements, due in significant part to your efforts, the Company wants to provide you with a bonus payment to reflect the value of your services during this period.

In considering this, the Company notes that in your Offer Letter dated February 27, 2006, the Company had agreed that it would recommend that the Board of Directors approve a grant to you of $200,000 worth of restricted stock (the “Stock Grant”). Because of the Company’s financial reporting situation that developed soon after you commenced employment, the Company has not made that Stock Grant.

In consideration for the services that you have provided from 2006 to date, the Company is awarding you a cash bonus of $200,000. You and the Company agree that in connection with this bonus award, you will waive your right to the Stock Grant. Following your execution of this letter agreement, the cash bonus will be paid to you in the next regularly scheduled payroll run, less any applicable tax and withholdings.

You agree that nothing in this letter changes your employment at-will and that the provisions of this letter may be amended or waived only by a written agreement executed and delivered by the Company and by you.

Please indicate your agreement to the terms and conditions set forth in this letter, by signing below and returning an original executed copy to Lorri Stickman by November 17, 2008.

Thank you for your dedication and continuing commitment to the Company.

Sincerely,

/s/ Mark S. Ordan Mark S. Ordan Chief Executive Officer

The undersigned acknowledges and agrees to the terms and conditions set forth in this letter, this 17th day of November 2008:

/s/ Julie Pangelinan Julie Pangelinan